Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors
 Essex Property Trust, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California
 September 24, 2018